EXHIBIT 99.1

Precision Therapeutics Reports Year End 2018 Financial Results and Provides Corporate Update

MINNEAPOLIS, April 01, 2019 (GLOBE NEWSWIRE) -- Precision Therapeutics Inc. (NASDAQ: AIPT) (“Precision” or “the Company”), a company focused on applying artificial intelligence to Women’s Oncology, announced today financial results for the quarter and fiscal year ended December 31, 2018 and provided a business update.

2019 Recent Developments

  Closed $2.43 million in public offerings, coupled with an investment from Precision Therapeutics’ CEO, Dr. Carl Schwartz of $1.30 million.
  Announced results of special meeting of stockholders on March where the Company’s stockholders approved the Amended and Restated Agreement and Plan of Merger, dated as of October 26, 2018 (the “merger Agreement”), by and among Precision, Helomics Acquisition, Inc. and Helomics Holding Corporation.

2018 Highlights

  Formed Scientific Advisory Board comprised of world-renowned scientific and medical experts including an Artificial Intelligence expert from Carnegie Mellon, Dr. Bob Murphy, an experienced Pharmaceutical Senior executive that ran Clinical Pharmacogenomics for Merck Research labs, Amelia Warner, a renowned neurosurgeon and cancer expert that has held key positions at University Of Pittsburg Medical Center, Harvard, and John Hopkins, Dr. Paul Kornblith, and VP of Operations at the Chan Zuckerberg Initiative, Mark Malandro.
  Signed the definitive Merger Agreement with Helomics which, upon completion of the merger, will increase Precision’s equity stake in Helomics from 25% to 100%.
  Launched the HelomicsDiscover™ program through our existing partnership with Helomics. The program brings together Helomics’ D-CHIP platform and Contract Research Organization (“CRO”) services.
  Launched Helomics’ new Precision Oncology Insights platform providing a personalized oncology roadmap for oncologists and their patients with initial focus on gynecologic cancers, especially ovarian.
  Formed TumorGenesis Inc. to develop a new, rapid approach to growing tumors in the laboratory, which essentially “fools” the cancer cells into thinking they are still growing inside the patient.
  Changed corporate name from Skyline Medical Inc., to Precision Therapeutics Inc.
  Changed NASDAQ Capital Market ticker symbol from 'SKLN' to ‘AIPT.'

2019 Recent Developments for Skyline Medical, a division of Precision Therapeutics:

  Expanded of sales of the company’s STREAMWAY system into Saudi Arabia, Australia, Iraq, and into New England via a new division of Yale Hospital.
  Completed a distribution agreement in Taiwan with medical supply distributor, Winner Scientific.
  Achieved Year-over-year increase in global disposable sales of 38%.

2018 Highlights for Skyline Medical

  Secured first European sale of the STREAMWAY® System, representing a major new market for the Company.
  Opened a European headquarters in Belgium and appointed Jean-Paul Rasschaert as Vice President of International Sales to drive international sales for the STREAMWAY System.
  Appointed Kevin Hungerford as Global Vice President of Sales and Marketing for the STREAMWAY System.
  Granted a European Patent No. 2948200 covering the STREAMWAY System.
  Signed eleven independent European distributors including Switzerland, Austria, and part of France, as well as an independent distributor for Portugal.
  Partnered with Prenit World, an international distributor of medical infrastructure solutions for healthcare facilities, to market the STREAMWAY System in India.

Dr. Carl Schwartz, Chief Executive Officer of Precision, commented, “2018 was a pivotal year for our company as we moved the company into the drug discovery business with our soon to be 100% owned subsidiary, Helomics. We are pleased to have received stockholder approval for the pending Merger and we look forward to announcing further developments shortly. In the fourth quarter and into 2019, we carried the momentum we built throughout the year and have executed in all sides of our business with a variety of strong successes.

Precision Therapeutics is now positioned to enable pharmaceutical company to develop precision oncology drugs that target a women’s cancer by its specific mutation. Helomics possesses a significant amount of genetic and tumor response data which will be mined over the next 12 months by our deep learning engine.  Anticipating the merger with Helomics we established a subsidiary, TumorGenesis, to create a system for growing tumors by its mutation. This powerful marriage of artificial intelligence and the ability to test new cancer drugs on a tumor outside the body is our mission. Finally, we are particularly pleased with continued sales and strong demand for our STREAMWAY system where we now have systems in five of seven continents, with sales continuing to increase both in the systems themselves and in the disposables that provide us with our important recurring revenue.”

Fiscal Year 2018 Financial Results

Revenue for the year ended December 31, 2018 was $1,412,000, compared with $655,000 for 2017, a 116 percent increase year over year.  Revenue included the sale of 41 STREAMWAY systems and increased sales of disposable supplies.

Cost of sales was $416,000 in 2018, compared to 148,000 in 2017.  Gross profit margin decreased slightly to 71 percent in 2018, compared to 2017.

Total operating expenses for the year ended December 31, 2018 were $8,857,000, compared with $6,560,000 for 2017.

Conference Call and Webcast

Management will host a conference today at 4:30 p.m. Eastern Time to review financial results, corporate highlights, and to provide an update on developments. Following management’s formal remarks, there will be a question and answer session.

Participants are asked to preregister for the call through the following link: http://dpregister.com/10129676. Please note that registered participants will receive their dial in number upon registration and will dial directly into the call without delay. Those without internet access or who are unable to pre-register may dial in by calling: 1-866-777-2509 (domestic), 1-412-317-5413 (international). All callers should dial in approximately 10 minutes prior to the scheduled start time and ask to be joined into the Precision Therapeutics Inc., call. The conference call will also be available through a live webcast, which can be accessed via the following link: https://services.choruscall.com/links/aipt190401.html, which will also be available through the company’s website at: http://investors.skylinemedical.com/events-and-presentations.

About Precision Therapeutics Inc.
About Precision Therapeutics

Precision Therapeutics (Nasdaq: AIPT) operates in two business areas: first, applying artificial intelligence to personalized medicine and drug discovery to provide personalized medicine solutions for patients and clinicians as well as clients in the pharmaceutical, diagnostic, and biotech industries, and second, production of the FDA-approved STREAMWAY® System for automated, direct-to-drain medical fluid disposal. For additional information, please visit www.precisiontherapeutics.com.

Precision Therapeutics’ medicine business is committed to improving the effectiveness of cancer therapy using the power of artificial intelligence (AI) applied to rich data diseases databases. This business has launched with Precision Therapeutics' investment in Helomics Corporation, a precision medicine company and integrated clinical contract research organization whose mission is to improve patient care by partnering with pharmaceutical, diagnostic, and academic organizations to bring innovative clinical products and technologies to the marketplace.  In addition to its proprietary precision diagnostics for oncology, Helomics offers boutique CRO services that leverage their patient-derived tumor models, coupled to a wide range of multi-omics assays (genomics, proteomics and biochemical), and a proprietary bioinformatics platform (D-CHIP) to provide a tailored solution to our client's specific needs. Helomics is 25% owned by Precision Therapeutics.  Helomics® is headquartered in Pittsburgh, Pennsylvania where the company maintains state-of-the-art, CLIA-certified, clinical and research laboratories. For more information, please visit www.Helomics.com.

Precision Therapeutics has also announced the formation of a subsidiary, TumorGenesis to pursue a new rapid approach to growing tumors in the laboratory, which essentially “fools” the cancer cells into thinking they are still growing inside the patient. Precision Therapeutics and Helomics have also announced a proposed joint venture with GLG Pharma focused on using their combined technologies to bring personalized medicines and testing to ovarian and breast cancer patients, especially those who present with ascites fluid (over one-third of patients). The growth strategy in this business includes securing new partnerships and considering acquisitions in the precision medicine space.

Sold through the Skyline Medical business of Precision Therapeutics, The STREAMWAY System virtually eliminates staff exposure to blood, irrigation fluid and other potentially infectious fluids found in the healthcare environment. Antiquated manual fluid handling methods that require hand carrying and emptying filled fluid canisters present an exposure risk and potential liability. Skyline Medical's STREAMWAY System fully automates the collection, measurement, and disposal of waste fluids and is designed to: 1) reduce overhead costs to hospitals and surgical centers; 2) improve compliance with OSHA and other regulatory agency safety guidelines; 3) improve efficiency in the operating room, and radiology and endoscopy departments, thereby leading to greater profitability; and 4) provide greater environmental stewardship by helping to eliminate the approximately 50 million potentially disease-infected canisters that go into landfills each year in the U.S.  For additional information, please visit www.skylinemedical.com.

For additional information, please visit www.precisiontherapeutics.com.

Forward-looking Statements
Certain of the matters discussed in this announcement contain forward-looking statements that involve material risks to and uncertainties in the Company's business that may cause actual results to differ materially from those anticipated by the statements made herein. Such risks and uncertainties include (1) risks related to the proposed merger with Helomics, including the fact that we may not complete the merger; we do not have complete information about Helomics; the combined company will not be able to continue operating without additional financing; possible failure to realize anticipated benefits of the merger; costs associated with the merger may be higher than expected; the merger may result in disruption of the Company’s and Helomics’ existing businesses, distraction of management and diversion of resources; delay in completion of the merger may significantly reduce the expected benefits; and the market price of the Company’s common stock may decline as a result of the merger; (2) risks related to our partnerships with other companies, including the need to negotiate the definitive agreements; possible failure to realize anticipated benefits of these partnerships; and costs of providing funding to our partner companies, which may never be repaid or provide anticipated returns; and (3) other risks and uncertainties relating to the Company that include, among other things, current negative operating cash flows and a need for additional funding to finance our operating plan; the terms of any further financing, which may be highly dilutive and may include onerous terms; unexpected costs and operating deficits, and lower than expected sales and revenues; sales cycles that can be longer than expected, resulting in delays in projected sales or failure to make such sales; uncertain willingness and ability of customers to adopt new technologies and other factors that may affect further market acceptance, if our product is not accepted by our potential customers, it is unlikely that we will ever become profitable; adverse economic conditions; adverse results of any legal proceedings; the volatility of our operating results and financial condition; inability to attract or retain qualified senior management personnel, including sales and marketing personnel; our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; the Company's ability to implement its long range business plan for various applications of its technology; the Company's ability to enter into agreements with any necessary marketing and/or distribution partners and with any strategic or joint venture partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of the Company's technology; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company's reports filed with the Securities and Exchange Commission, which are available for review at www.sec.gov. This is not a solicitation to buy or sell securities and does not purport to be an analysis of the Company's financial position. See the Company's most recent Annual Report on Form 10-K, and subsequent reports and other filings at www.sec.gov.

Contacts:
Investor Relations
CORE IR
Bret Shapiro
(212) 896-1203
brets@coreir.com

Media
Jules Abraham
CORE IR
julesa@coreir.com
917-885-7378

PRECISION THERAPEUTICS Inc
BALANCE SHEET

	FOR THE YEARS ENDED,

	December 31, 2018	December 31, 2017
.
Current Assets:
Cash and cash equivalents	$162,152	$766,189
Certificates of deposit	-	244,971
Accounts Receivable	232,602	137,499
Notes Receivable (inclusive of $452,775 in advances to Helomics)	497,276	667,512
Inventories	241,066	265,045
Prepaid Expense and other assets	318,431	289,966
Total Current Assets	1,451,527	2,371,182

Notes Receivable	1,112,524	1,070,000
Fixed Assets, net	180,453	87,716
Intangibles, net	964,495	95,356

Total Assets	$3,708,999	$3,624,254

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	$445,689	$140,462
Note Payable - Bridge Loan Net of Discount	1,327,942	-
Notes Payable - Net of Discount	306,972
Accrued Expenses	1,279,114	785,215
Derivative Liability	272,745	-
Deferred Revenue	23,065	6,663
Total Current Liabilities	3,655,527	932,340

Total Liabilities	3,655,527	932,340
Stockholders’ Equity
Series B Convertible Preferred Stock, $.01 par value, 20,000,000 authorized, 79,246 and 79,246 outstanding	792	792
Series C Convertible Preferred Stock, $.01 par value, 20,000,000 authorized, 0 and 647,819 outstanding	-	6,479
Common Stock, $.01 par value, 50,000,000 authorized, 14,091,748 and 6,943,283 outstanding	140,917	69,432
Additional paid-in capital	63,019,708	55,636,680
Accumulated Deficit	(63,107,945)	(53,021,469)
Accumulated Other Comprehensive income	-	-
Total Stockholders' Equity	53,472	2,691,914

Total Liabilities and Stockholders' Equity	$3,708,999	$3,624,254

Statement of Comprehensive Loss	Year ended December 31,
	2018	2017
Revenue	$1,411,655	$654,836

Cost of goods sold	415,764	148,045

Gross margin	995,891	506,791

General and administrative expense	4,626,997	4,050,307

Operations expense	1,861,121	1,414,774

Sales and marketing expense	2,369,152	1,095,232

Total operating loss	7,861,379	6,053,523

Other Income	510,254	53,734

Other Expense	441,772	3,228
Loss on equity method investment	(2,293,580)	-

Net loss available to common shareholders	(10,086,477)	(6,003,017)

Comprehensive (loss)	$(10,086,477)	$(6,003,017)

Loss per common share - basic and diluted	$(0.79)	$(0.94)

Weighted average shares used in computation - basic and diluted	12,816,289	6,362,989